Exhibit 8.1

March 15, 2007

Board of Directors
New Plan Excel Realty Trust, Inc.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:

This firm has acted as counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with  its registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) relating to the registration of up to 1,343,807 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), if and to the extent that certain holders of units of limited partnership interest (the “Units”) in Excel Realty Partners, L.P., a Delaware limited partnership (the “DownREIT Partnership”) of which New Plan DRP Trust, a wholly owned subsidiary of the Company, is the sole general partner, tender such Units for redemption and the Company elects to issue shares of common stock in exchange for these Units.  The Shares are more fully described in the prospectus dated March 15, 2007 (the “Prospectus”) included in the Registration Statement.  This opinion regarding certain federal income tax matters related to the Company is furnished to you in connection with the filing of the Registration Statement with the SEC.  Capitalized terms not defined herein have the meanings ascribed to them in the Management Representation Letter (as defined below), except that the terms “Common Stock,” “Acceptance Date, and “Offer” shall have the meaning assigned to such terms in the Agreement and Plan of Merger dated February 27, 2007 by and between the Company, the DownREIT Partnership, Super IntermediateCo LLC, Super MergerSub Inc., and Super DownREIT MergerSub LLC.

Basis for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof.  These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or

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rulings issued in the future.  In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following:

1.                                       the Registration Statement which includes, without limitation, the Prospectus;

2.                                       the Second Amended and Restated Agreement of Limited Partnership of the DownREIT Partnership, dated as of May 19, 2003, as amended through the date hereof;

3.                                       the Articles of Incorporation of the Company dated May 13, 1993, as amended through the date hereof (the “Company Articles of Incorporation”);

4.                                       selected leases at various of the properties in which the Company has an interest; and

5.                                       such other documents as we deemed necessary or appropriate.

We have relied, and the opinions set forth in this letter are premised, upon (i) certain written representations of the Company contained in a letter to us dated March 15, 2007 (the “Management Representation Letter”), (ii) certain written representations of PricewaterhouseCoopers LLP, independent public accountants of the Company for the Company’s taxable years prior to, and including, the Company’s 1998 taxable year, (iii) certain written representations of Schonbraun Safris McCann Bekritsky & Co., L.L.C., independent public accountants of the Company for the Company’s taxable years following, and including, the Company’s 1999 taxable year, and (iv) the opinion of Latham & Watkins to New Plan Realty Trust, dated September 28, 1998, concerning the qualification of Excel Realty Trust, Inc. as a real estate investment trust from January 1, 1993 through September 28, 1998.

For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the above referenced documents, including, without limitation, the Registration Statement and the Management Representation Letter.  We consequently have relied upon the representations in the Management Representation Letter, and statements in the Registration Statement, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.  We are not aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have

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relied upon as described herein or other assumptions set forth herein.  Finally, our opinions are limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company.

In connection with our opinions, we have assumed, with your consent:

1.                                       that (A) all of the representations and statements set forth in the documents that we reviewed, including, without limitation, the Management Representation Letter and the Registration Statement (collectively, the “Reviewed Documents”), are true and correct and will continue to be true and correct, (B) any representation or statement made as a belief or made “to the knowledge of” or similarly qualified is correct and accurate and will continue to be correct and accurate without such qualification, (C) each of the Reviewed Documents that constitutes an agreement is valid and binding in accordance with its terms, and (D) all of the obligations imposed by the Reviewed Documents on the parties thereto, including, without limitation, obligations under the Company Articles of Incorporation, have been and will continue to be performed or satisfied in accordance with their terms;

2.                                       the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

3.                                       that, from and including the Acceptance Date, the Company will satisfy all of the requirements necessary for qualification as a REIT, including, but not limited to, utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and all available deficiency dividends procedures) available to the Company under the Code in order to correct violations of certain REIT qualification requirements of Sections 856 and 857 of the Code;

4.                                       that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

5.                                       that each of the subsidiaries of the Company has been and will continue to be operated in the manner described in Reviewed Documents and the relevant partnership agreement, articles (or certificate) of incorporation or other organizational documents; and

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6.                                       that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland, each Corporate Affiliate is a validly organized and duly incorporated corporation under the laws of the state or country in which it is purported to be organized, and each of the Partnership Subsidiaries is a duly organized and validly existing partnership or limited liability company, as the case may be, under the applicable laws of the state in which it is purported to be organized.

Opinions

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that

1.                                       (i) the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, for each of its taxable years ended December 31, 2003 through December 31, 2006, and (ii) the Company’s current organization and proposed method of operation (as described in the Management Representation Letter and the Registration Statement) during the portion of calendar year 2007 prior to the acquisition of the Company’s Common Stock on the Acceptance Date would permit the Company to qualify as a REIT for the taxable year beginning January 1, 2007 (assuming that the Company’s taxable year ended immediately prior to the acquisition of the Company’s Common Stock on the Acceptance Date pursuant to the Offer and assuming the Company satisfied the applicable distribution requirements under the Code); provided, however, that if the Acceptance Date does not occur because the Offer is not consummated, the opinion described in clause (ii) above shall instead refer to the taxable year of the Company ending December 31, 2007 and thereafter; and

2.                                       the information included in the Form 8-K of the Company filed with the SEC on March 15, 2007, under the caption “Material Federal Income Tax Considerations” (the “Tax Disclosure”), to the extent that such information constitutes matters of law or legal conclusions, is correct in all material respects as of the date hereof.

This opinion speaks only as of the date hereof and we assume no obligation to advise you of any changes in our opinion or of any new developments in the application or interpretation of the federal income tax laws or any changes in facts subsequent to the date of this opinion letter.  The Company’s qualification and taxation as a REIT depend upon the Company having met on a continuing basis, through actual annual operating and other results, the various requirements

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under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, the diversity of its stock ownership and upon the Company utilizing all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and all available deficiency dividends procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code.  We have not verified the Company’s compliance with these requirements, other than through representations set forth in the Management Representation Letter, the conclusions set forth in the Latham & Watkins Opinion, and the representations of accounting firms described above, and accordingly, no assurance can be given that the actual results of the operations of the Company, the Partnership Subsidiaries, and the Corporate Affiliates, the sources of their income, the nature and relative values of their assets, the level of the Company’s distributions to its stockholders and the diversity of the Company’s stock ownership for any given taxable year have satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT.  In addition, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue these opinions is incorrect, one or both of our opinions might be adversely affected and may not be relied upon.  We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this opinion letter.

This opinion letter has been prepared in connection with the filing of the Registration Statement and speaks only as of the date hereof.  This opinion letter should not be relied upon by any person other than you or for any other purpose.

For a discussion relating the law to the facts, and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the Registration Statement and the Tax Disclosure.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of the name of the firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.